UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Niusule Biotech Corp.
(Name of small business issuer in our charter)

Nevada	2000	26-2401986
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS I.D.

2533 North Carson Street, Carson City, NV	89706-0242
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number: 775-887-4880
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Securities to be registered	Amount to be registered [1]	Offering price per Share	Aggregate offering price	Registration fee [2] [3]
Common Stock offered by the Selling Stockholders [4]	844,000	$1.25	$1,055,000	$37.15

[1] In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

[2] Estimated in accordance with Rule 457(a) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on recent prices of private transactions.

[3] Calculated under Section 6(b) of the Securities Act of 1933 as $0.00003521 of the aggregate offering price.

[4] Represents shares of the registrant’s common stock being registered for resale that have been issued or will be issued to the selling shareholders named in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PROSPECTUS
NIUSULE BIOTECH CORP.

We are registering for sale by selling shareholders, 844,000 shares of common stock. The selling shareholders will offer their shares at $1.25 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the shares sold by the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________, 2008.

TABLE OF CONTENTS

Summary Information and Risk Factors	7
Risk Factors	10
Because we lack funds on hand, we also need to raise additional capital to be able to commence and complete the construction and commence operations of our biopharmaceutical health food products manufacturing plant. However, we may not be able to obtain additional financing when needed or on acceptable terms. If we cannot raise capital, we may never commence operations and investors could lose their entire investment.	10
We have had no operating history on which investors can evaluate our future prospects and therefore any investment is speculative.	10
Fluctuations in the value of foreign currencies could result in increased product costs and operating expenses and adversely affect our business.	10
We have never paid cash dividends which may adversely affect our stock price.	11
Because a limited number of our stockholders collectively continue to own a substantial percentage of our stock, they may act, or prevent certain types of corporate actions, to the detriment of other stockholders.	11
Because there has been no public market for our Common Stock and no prediction can be made as to when, if ever, a public market for the Common Stock will develop, there is no liquidity for shares purchased in this offering and investors may have difficulty in selling any shares acquired in the offering for prices they want.	11
Penny stock regulations under the U.S. federal securities laws may adversely affect the ability of investors to resell their shares.	11
Future sales of our common stock by us could cause our stock price to decline.	12
Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.	12
We are authorized to issue 10,000,000 shares of preferred stock in series as fixed by the Directors the issuance of which could dilute your voting strength and may assist management in impeding an unfriendly takeover or attempted changes in control.	12
We are highly dependent on our executive management and other key employees. Should we lose executive management or other key employees due to death, disability, retirement or otherwise, such loss could adversely affect our management and operations.	13
All of our directors and officers are citizens and residents of countries other than the United States. In the event that shareholders seek legal remedies against such directors and officers, the citizenship and residence of these individuals may adversely affect the ability of shareholders to seek recourse.	13
Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our business.	13
Because our officers devote less than full time to the management of our business, the implementation of our business plan may be delayed.	13

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.	14
We may be exposed to liability claims from environmental damage, injuries or mishaps occurring in connection with the production of biopharmaceutical health food products. If we cannot obtain adequate liability coverage or if a judgment is rendered against us in excess of the amount of our coverage, we may have to cease operations.	14
Estimates must be made in connection with the preparation of financial reports. If changes must be made to financial reports, we could be adversely affected.	15
Claims that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our products and services.	15
We will depend on a limited number of suppliers to sell us the raw materials utilized in the production of biopharmaceutical health food products. Any significant delay in our ability to obtain these products from our suppliers could cause a loss of future sales or damage relationships with existing customers.	15
There is no assurance that we will obtain and maintain the approvals necessary to produce biopharmaceutical health food products in China. Should we fail to obtain and maintain such approvals, we may be forced to cease operations.	15
Once we commence with biopharmaceutical health food products production, we will have to obtain and maintain approvals to specifically produce biopharmaceutical health food products for human uses. Should we fail to obtain and maintain such approvals, we may be forced suspend operations.	16
The cost of our joint venture project may increase significantly and this may require us to obtain additional capital, which may be difficult and expensive to obtain, or may not be available at all.	16
We may encounter defects in material, workmanship or design, which may hinder our ability to efficiently operate the biopharmaceutical health food products plant.	16
We will face competition from competing biopharmaceutical health food products producers. Competitive conditions could materially adversely affect our businesses.	17
There is competition for qualified personnel in the biopharmaceutical health food products industry and we may not be able to hire and retain qualified engineers and operators to efficiently operate the biopharmaceutical health food products plant.	17
Prices of raw materials used in the production of our biopharmaceutical health foods products will fluctuate and could increase significantly in the future, which will increase our operating costs and adversely affect our operating results because we may not be able to pass any of the increased costs on to our customers.	17
If we are unable to secure the services of marketers, or we subsequently lose those services, it may be difficult to sell the biopharmaceutical health food products that we produce.	18
Our distributor or distributors may sell the biopharmaceutical health food products we will be producing to parties who may misuse it, which may expose the venture to adverse publicity and legal actions.	18
In the event that we are unable to commence biopharmaceutical health food products production, or are forced to cease production in the future, we may be unable to develop and implement any alternative business plan.	19

There are conflicts of interest in our business, because we have relationships with and may enter into additional transactions with our officers, directors, and affiliates, which could impair an interested officer’s or director’s ability to act in our best interest.	19
Compliance with new and existing environmental laws and rulescould significantly increase our construction and start-up costs, and force us to delay or halt construction or operation. To construct the biopharmaceutical health food products plant, we are required to obtain and comply with various permits. As a condition to granting or maintaining operational permits, regulators could make demands that increase our costs of construction and operations, in which case we could be forced to obtain additional debt or equity capital.	19
Changes in government safety regulations could increase our costs and decrease our profits. Changes in these regulations or the adoption of new regulations may adversely affect our business.	19
Our production facilities will be located in China, and the Chinese government will regulate our production. The effects of China government regulation on our business are uncertain.	20
Our business will suffer if we lose land rights.	20
We would require government authorization before transferring our land rights, and if this authorization were withheld, our ability to move locations in the future could be limited.	20
There are political and economic risks associated with producing products in China. The impact of political and economic change on us and our suppliers is uncertain.	21
There are significant uncertainties related to the interpretation of Chinese laws and regulations.	21
Currency conversion and exchange rate volatility could adversely affect our financial condition.	21
Use of Proceeds	22
Determination of Offering Price	22
Dilution	22
Selling Shareholders	23
Plan of Distribution	25
Legal Proceedings	27
Directors, Executive Officers, Promoters, and Control Persons	27
Security Ownership of Certain Beneficial Owners and Management	29
Description of Securities	30
Interest of Named Experts AND COUNSEL	30
Disclosure of Commission Position on Indemnification for Securities Liabilities	30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS	39
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	43
FINANCIAL STATEMENTS	46
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	52

SUMMARY INFORMATION AND RISK FACTORS

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization

Niusule Biotech Technology Co., Ltd. is a Nevada corporation formed on April 8, 2008, with registered address at 2533 North Carson Street, Carson City, NV 89706-0242. Our telephone number is 775-887-4880.

Our China office address is:
Room 1301-2 Central Bldg., #271
S. Hushu Rd., Hangzhou, China 310005

Business

We will manufacture and sell biopharmaceutical health foods and related products through, Zhejiang Baitai Bioengineering Corp., our Joint Venture in China with Anji Meibodeng Ciji Real Estate Corp. We are a 90% partner in the Joint Venture. The Joint Venture has not yet been formally registered in China and has not yet commenced any activities.

The Venture intends to become a significant biopharmaceutical manufacturer serving the needs of what we believe is China’s rapidly expanding personal health food market. To do so it will apply existing technology in a planned manufacturing plant that benefit from the Venture’s established and maturing relationships with both regional governments and entities engaged in the production of raw materials suitable for use in the production of our health food products.

We intend to manufacture and sell the following types of products:

•	Fiber diet tea beverage product formulated to help accelerate metabolism and promote the burning of fat as well as regularity.
•	Bamboo leaf flavones, a natural compound made of bamboo, a natural antioxidant.
•
Rose essence including oral rose essence and rose essence capsule. Rose essence is non-toxic, non-flammable, alcohol free, biodegradable & environmentally friendly. It is formulated to help blood circulation, promote metabolism and balance female hormones.

•	Vitamins made from rose oil designed to promote the human body's normal metabolism.

All dollar amounts in this Prospectus are based upon an exchange ratio of 6.929 RMB per $1.00 on June 1, 2008.

The Offering

As of the date of this prospectus, we had 50,944,000 shares of common stock outstanding.

Selling shareholders are offering up to 844,000 shares of common stock. The selling shareholders will offer their shares at $1.25 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities, estimated at approximately $50,000. We will not receive any proceeds of the sale of these securities.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. The current absence of a public market for our common stock may make it more difficult for you to sell shares of our common stock that you own.

Financial Summary

Statement of Operations Data	Period from Inception April 8, 2008 to
June 30, 2008
Revenues	$
Operating expenses	$53.431
Net income (loss)	$(54,950)
Weighted average shares outstanding	37,665,831
Net income (loss) per common share basic and fully diluted	$(0.00)

Cash flow used in operations	$(13,684)

Cash and cash equivalents (end of period)	$693,716
Balance Sheet Data
Total current assets	$693,716
Total assets	$694,861
Total current liabilities	$16,266
Total stock holders equity (deficit)	$228,595

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks known to us are discussed in this section.

RISKS RELATED TO OUR BUSINESS

Because we lack funds on hand, we also need to raise additional capital to be able to commence and complete the construction and commence operations of our biopharmaceutical health food products manufacturing plant. However, we may not be able to obtain additional financing when needed or on acceptable terms. If we cannot raise capital, we may never commence operations and investors could lose their entire investment.

We have never been profitable and we do not expect that funds on hand will sustain our operations for the next year. We need to raise approximately $29,000,000 in additional capital to commence and complete the construction and commence operations of our biopharmaceutical health food products manufacturing plant. Additional financing may not be available and, if it is, it may not be available on acceptable terms. Our inability to obtain any needed financing, or the terms on which it may be available, could have a material adverse affect on our business. We have no agreements, commitments or understandings to secure any such financing. As a result, we may never commence our operations and you could lose your entire investment.

We have had no operating history on which investors can evaluate our future prospects and therefore any investment is speculative.

Our recent financial statements may not provide sufficient information to assess our future prospects. Our likelihood of success must be considered in light of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to, unforeseen expenses, complications and delays, established competitors and other factors. Irrespective of the quality of products and skills of management, we may still never achieve profitable operations.

Fluctuations in the value of foreign currencies could result in increased product costs and operating expenses and adversely affect our business.

For our international operations, the local currency is designated as the functional currency.  Accordingly, assets and liabilities are translated into U.S. Dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing during the year.  In addition, fluctuations in the value of other currencies in which we may receive income or incur costs are difficult to predict and can cause us to incur currency exchange gains and losses.  Receivables and liabilities in currencies other than the functional currency can also move in either direction from the date of accrual by us to the date of actual settlement of receivables or liabilities in a currency other than the functional currency. A disparity between the accrual and settlement amounts due to currency exchange costs could have a material adverse affect on our business. We cannot predict the effect of exchange rate fluctuations on our future operating results.  Future fluctuations in currency exchange rates could materially and adversely affect our business.

We have never paid cash dividends which may adversely affect our stock price.

We have not paid cash dividends on our common stock since inception. We do not intend to pay dividends in the foreseeable future. This may discourage potential investors from purchasing our shares and decrease the liquidity of our shares if a public or any other market develops, which may not occur.

Because a limited number of our stockholders collectively continue to own a substantial percentage of our stock, they may act, or prevent certain types of corporate actions, to the detriment of other stockholders.

Our directors, officers and stockholders holding more than five percent of our stock collectively own approximately 98.1% of our shares of common stock. Accordingly, these stockholders may, if they act together, exercise significant influence over all matters requiring stockholder approval, including the election of directors and the determination of significant corporate actions.

Because there has been no public market for our Common Stock and no prediction can be made as to when, if ever, a public market for the Common Stock will develop, there is no liquidity for shares purchased in this offering and investors may have difficulty in selling any shares acquired in the offering for prices they want.

There has been no public market for our Common Stock; and no prediction can be made as to when, if ever, a public market for our Common Stock will develop. There is no liquidity for shares purchased in this offering and investors may have difficulty in selling any shares acquired in the offering at prices they want. If a public market for the Common Stock does develop at a future time, sales of shares by shareholders of substantial amounts of our Common Stock in the public market could reduce the prevailing market price and could impair our future ability to raise capital through the sale of additional equity securities.

Penny stock regulations under the U.S. federal securities laws may adversely affect the ability of investors to resell their shares.

We anticipate that our common stock will be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Future sales of our common stock by us could cause our stock price to decline.

There is no contractual restriction on our ability to issue additional shares. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by us of our common stock in the public market, or the perception that sales by us may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, none of which are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We are authorized to issue 10,000,000 shares of preferred stock in series as fixed by the Directors the issuance of which could dilute your voting strength and may assist management in impeding an unfriendly takeover or attempted changes in control.

We are authorized to issue 10,000,000 shares of preferred stock in series as fixed by the Directors with no par value per share. As of the date of this Prospectus, there are no preferred shares outstanding. Preferred stock may be issued in series with preferences and designations as the Board of Directors may from time to time determine. The board may, without shareholders approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common shareholders and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

We are highly dependent on our executive management and other key employees. Should we lose executive management or other key employees due to death, disability, retirement or otherwise, such loss could adversely affect our management and operations.

We rely heavily on our executive management and key employees to provide services and for continued business development, including, in particular, our officers and directors, Mrs. Qinghua Hu, Mr. Zhixiao Chen, and Mr. Shanjing Yao. We require senior management who, in addition to possessing the appropriate skills, will be required to spend time in China. At the present time, we do not have employment agreements with any of our officers and directors. Our business could be materially adversely affected if a number of our executive officers, managers and other key employees were to leave us and if we were unable to attract and retain qualified replacements.

All of our directors and officers are citizens and residents of countries other than the United States.  In the event that shareholders seek legal remedies against such directors and officers, the citizenship and residence of these individuals may adversely affect the ability of shareholders to seek recourse.

None of our officers or directors is a citizen or resident of the United States.  Service of process and the collection of a judgment against an individual who is not a resident of the United States may take a greater length of time, and may involve a greater level of complexity and expense than against a person who is located in the United States.  This may adversely affect the ability of shareholders to seek recourse against officers and directors and to recover any judgments.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our business.

The management team, including Mrs. Qinghua Hu, Mr. Zhixiao Chen, and Mr. Shanjing Yao is responsible for our operations and reporting. The requirements of operating as a small public company are new to the management team and the employees as a whole. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements and compliance under the Sarbanes-Oxley Act of 2002. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.

Because our officers devote less than full time to the management of our business, the implementation of our business plan may be delayed.

Mrs. Hu currently devotes 40 hours per week to our business. She anticipates that during the next 12 months she will devote approximately 80% of her time to our business. Mr. Chen currently devotes 36 hours per week to our business. He anticipates that during the next 12 months, he will devote approximately 70% of his time to our business. Mr. Yao currently devotes 30 hours per week to our business. He anticipates that during the next 12 months, he will devote approximately 60% of his time to our business. Because our officers devote less than full time to the management of our business, the implementation of our business plan may be delayed.

Although we believe that we currently have adequate internal control over financial reporting, we are exposed to risks from recent legislation requiring companies to evaluate internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") requires our management to report on the operating effectiveness of our Internal Controls over financial reporting for the year ended June 30, 2008. Malone & Bailey, P.C., our independent registered public accounting firm, will be required to attest to the effectiveness of our internal control over financial reporting beginning with the year ended June 30, 2008. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis.

It is difficult for us to predict how long it will take to complete Management's assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and process on a timely basis. In the event that our Chief Executive Officer, Chief Financial Officer or independent registered public accounting firm determine that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of our shares will be affected.

We may be exposed to liability claims from environmental damage, injuries or mishaps occurring in connection with the production of biopharmaceutical health food products. If we cannot obtain adequate liability coverage or if a judgment is rendered against us in excess of the amount of our coverage, we may have to cease operations.

We could be sued for injuries caused in connection with our products. In addition, the biopharmaceutical health food products plant could be subject to environmental nuisance or related claims by employees, or by residents near the biopharmaceutical health food products plant arising from air or water discharges. These individuals and entities may object to the air emissions from our biopharmaceutical health food products plant. Environmental and public nuisance claims, or tort claims based on emissions, or increased environmental compliance costs could significantly increase our operating costs.

If we are sued for any reason, we will have to rely on our liability insurance, if any, to pay any judgment rendered against us. If we fail to secure adequate insurance and we are successfully sued, or if a judgment were rendered against us for any amount of money over our coverage, we may cease operations.

Estimates must be made in connection with the preparation of financial reports. If changes must be made to financial reports, we could be adversely affected.

We follow accounting principles generally accepted in the United States in preparing our financial statements. As part of this work, we must make many estimates and judgments which affect the value of the assets and liabilities, contingent assets and liabilities, and revenue and expenses reported in our financial statements. We believe that our estimates and judgments are reasonable and we make them in accordance with our accounting policies based on information available at the time. However, actual results could differ from our estimates and this could require us to record adjustments to expenses or revenues that could be adversely material to our financial position and results of operations.

Claims that we infringe third-party proprietary rights could result in significant expenses or restrictions on our ability to provide our products and services.

Third parties may claim that our current or future products or services infringe their proprietary rights or assert other claims against us. As the number of entrants into our market increases, the possibility of an intellectual property or other claim against us grows. Any intellectual property or other claim, with or without merit, would be time-consuming and expensive to litigate or settle and could divert management attention from focusing on our core business. As a result of such a dispute, we may have to pay damages, incur substantial legal fees, develop costly non-infringing technology, if possible, or enter into license agreements, which may not be available on terms acceptable to us, if at all.

We will depend on a limited number of suppliers to sell us the raw materials utilized in the production of biopharmaceutical health food products. Any significant delay in our ability to obtain these products from our suppliers could cause a loss of future sales or damage relationships with existing customers.

While we may add additional suppliers in the future, it is also possible that we may contract with only one or a few suppliers for our raw materials, particularly in the near future. In addition, we may not find any additional suppliers which would be acceptable to us. Our dependence on a limited number of suppliers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs. Any significant delay in our ability to obtain adequate quantities of our products from the suppliers or alternative sources could cause our business, financial condition and results of operations to suffer.

There is no assurance that we will obtain and maintain the approvals necessary to produce biopharmaceutical health food products in China. Should we fail to obtain and maintain such approvals, we may be forced to cease operations.

We have not obtained any of the various licenses and permits for the construction of an biopharmaceutical health food products plant. Upon completion of the plant’s construction, we will be required to go through regulatory inspection before receiving final approval for operational permits. Should we fail to obtain or maintain such approvals, we may be forced to cease operations.

Once we commence with biopharmaceutical health food products production, we will have to obtain and maintain approvals to specifically produce biopharmaceutical health food products for human uses. Should we fail to obtain and maintain such approvals, we may be forced suspend operations.

The plant will initially be making biopharmaceutical health food products for human uses. We must produce three lots each of its annual capacity of 10 million kg. fiber diet drinks, 1000 kg. rose essence, 4 million kg. rose water, 4 million kg. rose sediments, and 50,000 kg. bamboo leaf flavones of biopharmaceutical health food products before it can apply for the biopharmaceutical health food products permit. Based on our initial biopharmaceutical health food products production capacity of annual capacity of 10 million kg. fiber diet drinks, 1000 kg. rose essence, 4 million kg. rose water, 4 million kg. rose sediments, and 50,000 kg. bamboo leaf flavones, it is estimated it will take 3 years to reach the necessary production of annual capacity of 10 million kg. fiber diet drinks, 1000 kg. rose essence, 4 million kg. rose water, 4 million kg. rose sediments, and 50,000 kg. bamboo leaf flavones. Upon receipt of the permit, we may commence production for human uses. Should we fail to obtain this permit, we may have to suspend or cease operations.

The cost of our joint venture project may increase significantly and this may require us to obtain additional capital, which may be difficult and expensive to obtain, or may not be available at all.

We have estimated that the total cost of commencing the operations of the Venture will be approximately $29,000,000, including construction, start-up working capital and associated activities. This estimate is based in part on a budgetary report prepared by Hangzhou Architectural Design & Research Institute Co., Ltd in connection with the installation of our planned biopharmaceutical health food products plant. However, there is no assurance that the final cost of the project will not be higher than the amount of this estimate. Certain events and conditions, including, among others, delays, changed orders that we may submit, and site conditions that are different from what we expect could lead to significant increases in our project costs. Delays and changes are not uncommon in construction projects which are similar to ours.

We have based our capital needs on the estimated approximately $29,000,000 in total project costs. Increases in the cost of commencing the operations of the biopharmaceutical health food products plant will require us to procure additional equity and/or debt financing, which may be difficult and expensive to obtain, or may not be available at all. The terms of any additional financing may hinder our ability to generate revenue and service our debt.

We may encounter defects in material, workmanship or design, which may hinder our ability to efficiently operate the biopharmaceutical health food products plant.

Defects in material, workmanship or design are not uncommon in construction projects such as ours. If the biopharmaceutical health food products plant is completed and does not operate to the level anticipated by us in our business plan, there is no assurance that those we have hired to construct such biopharmaceutical health food products plant will be able to correct such deficiency in an acceptable manner or will otherwise have the financial resources to correct or pay for such deficiency, as may be required by our design-build contract with them. Any performance guarantees we receive from our construction contractors will be unsecured and we may not be able to recover any losses we sustain arising from such deficiencies. Failure to do so could cause us to halt or discontinue our production of biopharmaceutical health food products, which could damage our ability to generate revenues.

We will face competition from competing biopharmaceutical health food products  producers. Competitive conditions could materially adversely affect our businesses.

The markets in which we do business are highly competitive. In the market in which we operate, there are many competitors, some of which are significantly larger, have access to much more important resources or capital than us, or have established reputations among potential customers. Competition in the biopharmaceutical health food products industry is intense. We will face formidable competition in every aspect of our business, and particularly from companies that are seeking to develop large-scale biopharmaceutical health food products plants. We will face competitive challenges from larger facilities and organizations that produce a wider range and larger quantity of products than we can, and from other plants similar to our proposed biopharmaceutical health food products plant. Our biopharmaceutical health food products plant will be in direct competition with other biopharmaceutical health food products producers, many of which have more experience and greater resources than we do. Some of these producers are, among other things, capable of producing a significantly greater amount of biopharmaceutical health food products and will compete with us for raw materials and product markets. Nationally in China, the biopharmaceutical health food products industry may become more competitive given the substantial amount of construction and expansion that is occurring in the industry. We may also compete with biopharmaceutical health food products that are produced or processed in certain countries outside of China.

There is competition for qualified personnel in the biopharmaceutical health food products industry and we may not be able to hire and retain qualified engineers and operators to efficiently operate the biopharmaceutical health food products plant.

When construction of the proposed biopharmaceutical health food products plant nears completion, we will need a significant number of employees to operate the biopharmaceutical health food products plant. Our success depends in part on our ability to attract and retain competent personnel. We must hire qualified managers, engineers, and accounting, human resources, operations and other personnel. There is competition for employees in the biopharmaceutical health food products industry. We cannot assure you that we will be able to attract and maintain qualified personnel. If we are unable to hire and maintain productive and competent personnel, we may not be able to efficiently operate the biopharmaceutical health food products plant.

Prices of raw materials used in the production of our biopharmaceutical health foods products will fluctuate and could increase significantly in the future, which will increase our operating costs and adversely affect our operating results because we may not be able to pass any of the increased costs on to our customers.

We will require significant amounts of bamboo, tea and roses to produce biopharmaceutical health food products. The price of bamboo, tea and roses as with most other crops, is influenced by weather, disease, changes in government incentives, demand and other factors. A significant reduction in the supply of bamboo, tea and roses because of weather or disease, or increases in the demand of bamboo, tea and roses because of increased biopharmaceutical health food products production or other factors, could result in higher bamboo, tea and roses prices. There is little correlation between the price of bamboo, tea and roses and the price of biopharmaceutical health food products. Thus, increases in bamboo, tea and roses prices will generally produce lower profit margins because the price we can obtain for biopharmaceutical health food products may not increase. The price of bamboo, tea and roses has fluctuated significantly in the past and may fluctuate significantly in the future. If bamboo, tea and roses prices increase, our production costs will increase and our profit margins will decrease because we may not be able to pass any of the increased costs on to our customers.

If we are unable to secure the services of marketers, or we subsequently lose those services, it may be  difficult to sell the biopharmaceutical health food products that we produce.

We do not intend to hire a sales staff to market our biopharmaceutical health food products. We expect to enter into agreements with third party distributors to market and sell our biopharmaceutical health food products. We have no contract with any distributor for the sale of our products. If we are unable to secure the services of third party distributors or if any of the entities that we contract with breaches or terminate our distribution contracts or is unable to provide any of the services contracted for, we will not have any readily available means to sell our biopharmaceutical health food products. Our dependence on these distributors means that our financial performance depends upon the financial health of the distributors we contract with. We cannot assure you that we will be able to find a suitable replacement if a distributor fails to perform.

Further, these third party distributors will likely have relationships and agreements with other biopharmaceutical health food products producers. It is possible that a distributor’s ability or willingness to market and sell our products could be impaired by agreements that the distributor may have with other entities not related to us. Consequently, we may not obtain the best possible prices for our products.

Our distributor or distributors may sell the biopharmaceutical health food products we will be producing to parties who may misuse it, which may expose the venture to adverse publicity and legal actions.

While we will attempt to protect the Venture from litigation and adverse publicity, we may not be able to control the actions of our distributor or distributors, and this may have an adverse impact on us.

In the event that we are unable to commence biopharmaceutical health food products production, or are forced to cease production in the future, we may be unable to develop and implement any alternative business plan.

In the event that we are unable to commence biopharmaceutical health food products production or are forced to cease production in the future, we may be unable to develop and implement a viable alternative business plan for us. We may be forced to sell assets at a loss and may lose much of its funds spent to date.

There are conflicts of interest in our business, because we have relationships with and may enter into additional transactions with our officers, directors, and affiliates, which could impair an interested officer’s or director’s ability to act in our best interest.

Conflicts of interest exist in our proposed structure and operation because we have and may in the future enter into transactions with officers, directors and affiliates. Conflicts of interest could have adverse consequences for our business or our shareholders because our directors and officers may place their personal interests (including the interests of the other businesses with which they are affiliated) ahead of our interests. For more information on certain of our existing and prospective relationships and conflicts, please see “Certain Relationships and Related Party Transactions.”

Compliance with new and existing environmental laws and rules could significantly increase our construction and start-up costs, and force us to delay or halt construction or operation. To construct the biopharmaceutical health food products plant, we are required to obtain and comply with various permits. As a condition to granting or maintaining operational permits, regulators could make demands that increase our costs of construction and operations, in which case we could be forced to obtain additional debt or equity capital.

Environmental issues, such as contamination and compliance with applicable environmental standards could arise at any time during the construction and operation of the biopharmaceutical health food products plant. If this occurs, it would require us to spend significant resources to remedy the issues and may delay or prevent construction or operation of the biopharmaceutical health food products plant. This would significantly increase the cost of the project. We cannot assure you that we will be able to obtain and comply with all necessary permits to construct and operate the biopharmaceutical health food products plant. Failure to obtain and comply with all applicable permits and licenses could halt our construction and operation and could subject us to future environmental claims.

Changes in government safety regulations could increase our costs and decrease our profits. Changes in these regulations or the adoption of new regulations  may adversely affect our business.

We must follow various government regulations. Government regulations may have a material impact on our operations, increase costs and could prevent or delay the manufacturing and selling our products. Our research, development, testing, manufacturing and marketing activities are subject to various governmental regulations in China, including environmental and safety regulations. Government regulations, among other things, cover the inspection of and controls over testing, manufacturing, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of biopharmaceutical health food products. We will not be able to license, manufacture, sell and distribute biopharmaceutical health food products without a proper approval from applicable China government agencies.

CHINA RELATED RISKS

Our production facilities will be located in China, and the Chinese government will regulate our production. The effects of China government regulation on our business are uncertain.

Over the past three decades, the economy of China has experienced a transformation from a planned economy to one that is considerably more market oriented. In recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reforms, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises. Nonetheless, a substantial portion of productive assets in China are still owned by the Chinese government. The Chinese government also exercises significant control over China's economic growth through the allocation of resources, controlling payments of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise as a result of changes in governmental policies and measures. Our operations, including research, development and manufacture of biopharmaceutical health food products, are subject to approvals from the relevant government authorities in China. Such governmental approval processes are typically lengthy and complex, and we cannot be certain that we will obtain these approvals.

Our business will suffer if we lose land rights.

There is very limited foreign ownership of land in the People’s Republic of China, and all land ownership is held by the government and its agencies. Land use rights can be obtained from the government, and are renewable. We need to secure a Land Use Planning Permit for Construction Purposes from Anji Bureau of Planning and Construction. We anticipate that we will submit our application for this permit in late August. Then we need to secure the required construction permits from Anji Bureau of Planning and Construction. We anticipate that we will submit our application for this permit in late September.

We would require government authorization before transferring our land rights, and if this authorization were withheld, our ability to move locations in the future could be limited.

While entities like the Venture may transfer their land rights, they must first receive approval from the relevant land resource bureau, and pay a land transfer fee. In the event that the Venture wishes to transfer its current location and re-locate elsewhere in China, a failure to receive appropriate approvals would prevent this.

There are political and economic risks associated with producing products in China. The impact of political and economic change on us and our suppliers is uncertain.

Our operations and our suppliers will principally be located in China. China is a developing country with a young market economic system overshadowed by the state. Its political and economic systems are very different from that of the United States and are still in the stage of change. China faces many potential social, economic and political challenges that may produce instability, in both its domestic and international affairs, including but not limited to in its relationship with the United States. Such instability may adversely affect our operations and performance.

There are significant uncertainties related to the interpretation of Chinese laws and regulations.

China's legal system is based on written statutes and their interpretation by the Supreme People's Court. Prior court decisions may be cited for reference but have limited value as precedents. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. In addition, as the Chinese legal system develops, we cannot assure that changes in such laws and regulations, and their interpretation or their enforcement will not have a material adverse affect on our business operations.

FOREIGN EXCHANGE CONTROL RISKS

Currency conversion and exchange rate volatility could adversely affect our financial condition.

The Chinese government imposes control over the conversion of its currency, the Renminbi, into foreign currencies. Under the current exchange system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still subject to certain restrictions. There can be no assurance that we will be able to obtain sufficient foreign exchange to satisfy foreign exchange requirements in the future, and this may adversely affect our business.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Our management has determined the offering price for the selling shareholders' shares. The price of the shares we are offering was arbitrarily determined based upon the prior offering price in our private placement. We have no agreement, written or oral, with our selling shareholders about this price. Based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	our operating history
•	our growth potential
•	the price we believe a purchaser is willing to pay for our stock

The offering price does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchase exempt from registration under section 4(2) of the Securities Act of 1933 or Regulation S under the Securities Act of 1933. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

Name	Amount of Shares Owned before offering (purchase price was $.25 dollar per share)	% before Offering	Amount owned after the offering assuming all shares sold [1]	% owned after the offering assuming all shares sold [1]	Any Transactions or Relationships in past 3 years
Fengfeng Chen	20000	0.039%	0.000	0.000%
Yuqin Chen	20000	0.039%	0.000	0.000%
Meiqin Cheng	12000	0.024%	0.000	0.000%
Yun Guo	20000	0.039%	0.000	0.000%
Fang He	10000	0.020%	0.000	0.000%
Xiaocong Hong	20000	0.039%	0.000	0.000%
Xiangming Huang	20000	0.039%	0.000	0.000%
Yunhai Ji	20000	0.039%	0.000	0.000%
Ganghua Jin	20000	0.039%	0.000	0.000%
Lingling Jin	20000	0.039%	0.000	0.000%
Zuoqing Jin	10000	0.020%	0.000	0.000%
Lin Li	20000	0.039%	0.000	0.000%
Jun Li	20000	0.039%	0.000	0.000%
Jianqiang Liu	20000	0.039%	0.000	0.000%
Jianmin Lu	20000	0.039%	0.000	0.000%
Xiaoli Lu	20000	0.039%	0.000	0.000%	Business associate

Aihong Ma	20000	0.039%	0.000	0.000%
Hui Ma	20000	0.039%	0.000	0.000%
Jiaping Ma	20000	0.039%	0.000	0.000%	Business associate
Qiuliang Ma	20000	0.039%	0.000	0.000%
Danping Shen	10000	0.020%	0.000	0.000%
Baolin Song	20000	0.039%	0.000	0.000%
Guoping Song	10000	0.020%	0.000	0.000%
Xiaofang Song	20000	0.039%	0.000	0.000%	Business associate
Shumeng Tao	12000	0.024%	0.000	0.000%	Business associate
Hong Wang	20000	0.039%	0.000	0.000%
Jue Wang	20000	0.039%	0.000	0.000%
Qinqin Wang	20000	0.039%	0.000	0.000%
Yan Wang	40000	0.079%	0.000	0.000%
Yan Yang	20000	0.039%	0.000	0.000%
Jing Yu	20000	0.039%	0.000	0.000%
Wenju Yu	20000	0.039%	0.000	0.000%
Yanping Yu	20000	0.039%	0.000	0.000%
Zhaoming Zeng	20000	0.039%	0.000	0.000%
Musheng Zhang	20000	0.039%	0.000	0.000%
Yi Zhang	20000	0.039%	0.000	0.000%
Bin Zhou	20000	0.039%	0.000	0.000%	Business associate
Honggang Zhu	20000	0.039%	0.000	0.000%
Ruijun Zhou	100000	0.196%	0.000	0.000%
Yun Zhu	20000	0.039%	0.000	0.000%

[1]   All shares owned by each selling shareholder are being registered and, if sold, no selling shareholder will own any of our stock after this offering.

Blue Sky

Thirty-eight states and the District of Columbia have what is commonly referred to as a “manual exemption” for secondary trading of securities such as those to be resold by Selling Stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor’s Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, Delaware, District of Columbia, Florida, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, South Dakota, Texas, Utah, Vermont, Washington, West Virginia and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

All our selling shareholders currently reside in China.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 844,000 shares of common stock at $1.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds of the sale of these securities. We will pay all expenses of registering the securities.

The securities offered by this prospectus will be sold by the selling shareholders without underwriters and without commissions. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the OTC Bulletin Board, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they many not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. Pursuant to oral promises we made to the selling shareholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of our issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in our files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in our reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our director and executive officer is as follows:

Name	Age	Position
Mrs. Qinghua Hu	40	Chairman of the Board
Mr. Zhixiao Chen	44	CEO
Mr. Shanjing Yao	51	CTO
Mr. Mingfeng Jiang	50	Director

Mrs. Qinghua Hu

She joined us as Chairman of the Board at inception. From June 2001 to October 2007, she was the general manager of Architecture of Metropolitan Post, an architecture design firm. From July 1997 to May 2001, she was a student in the U.S. From February 1993 to June 1997, she was department director of China Petroleum and Chemical Company, in charge of an oil tank project in Shenzhen China.

Mr. Zhixiao Chen

He joined us as CEO at inception. From October 2007 to date, he has been General Manager of Cooper Nature (Ningbo) Electric Co., Ltd, a power switch & complete equipment production company. Naiji Tech Group in Ningbo. From August 1980 to September 2007, he was Chairman of the Board of Naiji Tech Group in Ningbo, a power switch & complete equipment production company. He received an EMBA, Zhejiang University of Technology, 2001.

Mr. Shanjing Yao

He joined us as CTO at inception. Since November 1984, he has been assistant, lecturer, associate professor, and professor of Biochemical Engineering at name of university. He received a Bachelor of Engineering, Zhejiang University,1982; a Master of Science, Zhejiang University, 1984; and a Dr. Rer. Nat, Technical University of Berlin, 1995.

Mr. Mingfeng Jiang

He joined us as director at inception. From February 2007 to October 2007, he was Executive vice president of Architecture of Metropolitan Post, an architecture design firm. From November 2001 to June 2006, he was Deputy mayor of Dipu Town Government. From January 1995 to October 2001, he was Vice president of Anji Construction and Environmental Protection Bureau. From June 1987 to December 1994, he was Deputy director of Anji Water Resources Bureau. He holds a license as Assistant Engineer in China.

There are no family relationships among our officers and directors.

Mrs. Hu currently devotes 40 hours per week to our business. She anticipates that during the next 12 months she will devote approximately 80% of her time to our business. Mr. Chen currently devotes 36 hours per week to our business. He anticipates that during the next 12 months, he will devote approximately 70% of his time to our business. Mr. Yao currently devotes 30 hours per week to our business. He anticipates that during the next 12 months, he will devote approximately 60% of his time to our business.

Legal Proceedings

No officer, director, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address of the shareholders is 14th Floor, Development Building ,1 West Sheng Li Rd., Di Pu Town, Anji, Huzhou, China.

Name	Number of Shares of Common Stock	Percentage

Zhejiang Niusule Biotech Corp. [1]	50,000,000	98.1%
Khengchew Tsang [1]	50,000,000	98.1%
All officers and directors as a group [4 persons]	50,000,000	98.1%

[1] Owned 42,500,000, shares in the name of Zhejiang Niusule Biotech Corp., of which Mrs. Qinghua Hu is principal and 7,500,000 shares in the name of Mr. Khengchew Tsang. They are husband and wife.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 50,944,000 shares of common stock outstanding as of June 30, 2008.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws is qualified in our entirety. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock with $0.001 par value per share. As of the date of this registration statement, there were 50,944,000 shares of common stock issued and outstanding held by 43 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

We are authorized to issue 10,000,000 shares of Preferred Stock in series, as fixed by the Directors, with a par value of $.001 per share. As of the date of this Prospectus, there are no Preferred Shares outstanding.

Preferred Stock may be issued in series, with preferences and designations, as the Board of Directors may, from time to time, determine. The Board may, without shareholders approval, issue Preferred Stock with voting, dividend, liquidation, and conversion rights that could dilute the voting strength of our common shareholders, and may assist management in impeding an unfriendly takeover or attempted changes in control. There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our Preferred Stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements for the period from April 8, 2008 (inception) to June 30, 2008 included in this prospectus have been audited by Malone & Bailey, P.C. which are independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., owns 100,000 shares of our common stock valued at $25,000.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Organization

Niusule Biotech Corp. is a Nevada corporation formed on April 8, 2008, with registered address at 2533 North Carson Street, Carson City, NV 89706-0242.

Our China office address is:
Room 1301-2 Central Bldg., #271
S. Hushu Rd., Hangzhou, China 310005

Business

We will manufacture and sell biopharmaceutical health foods and related products through, Zhejiang Baitai Bioengineering Corp., our Joint Venture in China with Anji Meibodeng Ciji Real Estate Corp. We are a 90% partner in the Joint Venture.

The Venture intends to become a significant biopharmaceutical manufacturer serving the needs of what we believe is China’s rapidly expanding personal health food market. To do so it will apply existing technology in a planned manufacturing plant that benefit from the Venture’s established and maturing relationships with both regional governments and entities engaged in the production of raw materials suitable for use in the production of our health food products.

We intend to manufacture and sell the following types of products:

•	Fiber diet tea beverage product formulated to help accelerate metabolism and promote the burning of fat as well as regularity
•	Bamboo leaf flavones, a natural compound made of bamboo, a natural antioxidant.
•
Rose essence including oral rose essence and rose essence capsule. Rose essence is non-toxic, non-flammable, alcohol free, biodegradable & environmentally friendly. It is formulated to help blood circulation, promote metabolism and balance female hormones.

•	Vitamins made from rose oil designed to promote the human body's normal metabolism.

Economic Development in China and the Demand for Health food

It is our experience in China that in recent years, with the fast growing Chinese economy, consumers’ attention to healthy living is enhanced. The health related industry in China has developed quickly, as the industry essentially didn’t exist in China twenty years ago. We believe that the fast growing Chinese economy and the aging Chinese society today will lead to enhanced demand for health related products such as ours. Improved health awareness of Chinese consumers are fuelling the healthcare market, and the public's health demand are providing opportunities to the evolving health food sector.

Government reforms in the healthcare sector reform are also a driving force for the industry. As the government plans to increase its expenditure on low-income and rural population, people are very likely to increase their spending on health products. The government's renewed emphasis on heath food innovation is evidenced by allocations of departmental resources in the governments "Eleventh Five Year Plan."

Manufacturing

Through significant study and extensive field research, the Venture has identified Zhejiang province as the site of its manufacturing operations. The plant will be located in Anji county in Zhejiang Province, which is close to 04 provincial highway, 220 km to Shanghai, 65 km to Hangzhou, one of the important traffic centers in Zhejiang province, far away from residential area. Anji is famous for its large-scale of bamboo and tea which are the two major raw materials of our production. The total land area of the plant will be approximately 100,000 square meters , including 26,000 square meters of manufacturing building and 10,000 square meters of office building . The venture also plans to plant 120,000 square meters of roses in another location in Anji with the goal of producing itself all of the raw material needed for our rose oil based products.

Key Authorizations and Agreements

The venture must obtain the certain key authorizations from the appropriate Chinese Government Agencies, such as:

•
Certificate of approval for establishment of enterprises with foreign investment in the People’s Republic of China from Anji Foreign Trade & Economic Cooperation Bureau. We’ve submitted the application for this certificate on June 6 and are waiting for the reply.

•	Business License from Huzhou Industrial and Commerce Bureau. We anticipate that we will submit our application for this license in early July.
•
Foreign Exchange Registration Certificate of Foreign-funded Enterprise from Anji Administration of Foreign Exchange. We anticipate that we will submit our application for this certificate in late July.

•	Notice of record-keeping of the enterprise investment project from Anji Foreign Trade & Economic Cooperation Bureau. We anticipate that we will submit our application for this notice in early August.
•	Land Use Planning Permit for Construction Purposes from Anji Bureau of Planning and Construction. We anticipate that we will submit our application for this permit in late August.
•
Approval for Environmental Impact Assessment from Anji Environmental protection Agency, Land Utilization Certificate from Anji Bureau of State Land and Resources. We anticipate that we will submit our application for this approval in early September.

•	Construction permits from Anji Bureau of Planning and Construction. We anticipate that we will submit our application for this permit in late September.
•	Food Health License from Anji Bureau of Health. We anticipate that we will submit our application for this license after the construction is finished
•	Production License from Anji Bureau of Quality and Technical Supervision. We anticipate that we will submit our application for this license after the construction is finished.

On June 6, 2008, the Venture applied for the necessary approvals from the Chinese government for the “Establishment of Enterprise with Foreign Investment in the People’s Republic of China” for the purpose of “Production and sale of Biopharmacy”.

On June 6, 2008 the Venture applied to the Anji Development Planning Commission for approval of its initial 18,064,600 kgs annual production biopharmaceutical plant. Pursuant to a certificate dated July 3, 2008, the plant will operate under the Venture’s name Zhejiang Baitai Bioengineering Corp.

The biopharmaceutical plant designs and plans are being prepared to comply with existing Chinese provincial health, sanitation, safety, environmental and fire regulations. Once these designs and plans are completed, they will be submitted to the appropriate government authority for approval before starting construction. Throughout construction, the plant’s progress will be overseen by a governmental monitoring agency, which is monitoring the quality of the construction and ensuring design and plan compliance.

Once the construction is completed, production tests will be performed by the appropriate Chinese government authority to ensure compliance with existing Chinese provincial health, sanitation, safety, environmental and fire regulations. The license and/or permit required by the Venture to commence production is a Pharmaceutical Production License. This license will be granted upon completion of the production plant safety inspection and similar regulatory inspections, none of which involve the selection of raw materials to be used by the Venture. To obtain this license, we must show that the entire assembly process is airtight, the workshop is meets appropriate cleanliness standards, and that manufacturing is performed strictly according to Chinese Good Manufacturing Practice, or GMP regulations as well as other production standards such as ISO9000 andISO14000. Following this review, the Pharmaceutical Production License may be given to the Venture. The costs associated with obtaining this license are estimated to be $200,000 USD

The Venture must provide three lots of production samples of each product it intends to manufacture before it can apply for the Pharmaceutical Production License. To obtain the permit, the Venture must submit a proposal detailing the biopharmaceutical project to the local authorities. Then the Venture will prepare a detailed project design which complies with existing Chinese provincial health, sanitation, safety, environmental and fire regulations. These documents will be presented to the appropriate government authority for approval. Once approved, the Venture may obtain a business license for the products we intend to manufacture. This license will allow the Venture to start construction. Once the construction is completed, production tests will be performed by the appropriate Chinese government authority to ensure compliance with existing Chinese provincial health, sanitation, safety, environmental and fire regulations. Following this review, the production permit for the above products may be given to the Venture. The costs associated with the permit process are estimated at $40,000.

Inbound Foreign Investment and Government Planning Approvals

Although China is moving away from its former command economy structure, many of the protective controls remain. The Biopharmaceutical industry is in the encouraged category in the Catalogue of Industries for Guiding Foreign Investment.

Anji District Development Schedule

The Venture intends to initially construct and operate a Biopharmaceutical plant with annual capacity of 10 million kg. fiber diet drinks, 1000 kg. rose essence, 4 million kg. rose water, 4 million kg. rose sediments, and 50,000 kg. bamboo leaf flavones. To commence the production of health food and medicine, the Venture anticipates that it will require $28,999,600 for all costs including construction, plant ramp-up, associated initial production costs and working capital. The Venture plans to expend approximately $4,285,500 on purchasing land use permits, $12,924,100 on engineering and construction ,$1,000,000 for a steam plant, $1,250,000 for a recycling water station, $400,000 for wastewater treatment station, $2,850,000 for office building and warehouse, $629,0000 for working capital and other expenses. To date, the Venture has spent $900,000 in planned expenditures on preparatory work.

Off-the-shelf technology and turn-key plant construction designs are readily available from various companies which have engaged in Biopharmaceutical plant construction throughout the world, including Parson Brinckerhoff Corp. of U.S. and Mott Macdonald Group of U.K., should the Venture choose not to use technology now available to it in China.

The major pieces of production equipment the Venture needs to acquire are as follows:

Major pieces of production equipment for Fiber diet tea beverage product
Name	Description
Soaking Tank	Steeping tea leaves in water, and extract tea original solution from tea
Material-compound Tank	Add ingredients in the tea original solution for flavoring
Sealing Machine for Quick-opening Can	Top seal
Filling Machine for Plastic Bottles	Filling the PET bottles with drinks and seal.
Filling Machine for Aseptic Packaging	Filling the Aseptic Packaging with drinks and seal.
Rotating Cage Sterilization	Sterilization for the sealed beverage.
Major piece of production equipment for Rose Essence Capsule
Cylinder Type Soft Capsule Encapsulating Machine	Shaping of Soft Capsule
Major piece of production equipment for Rose Essential Oil
Extraction pot for Essential Oil of Aromatic Plant	Extract rose essential oil
Major piece of general production equipment
Gas Steam Boiler	Extract steam

The development timeline of the initial Anji plant is expected to be approximately twelve to thirty-six months from ground-breaking to production, with an additional twelve months to achieve the full design annual production rates described above. The Venture will require approximately 50 employees prior to commencing production. At full capacity the plant is expected to employ a total of between 200 production and administrative employees. At the present time, the Venture has ten employees in China. When operating at the 18,064,600 kgs level the plant is expected to expend approximately $5,000,000 to $18,000,000 million in raw material costs and operating expenses, including approximately $1,000,000 in annual compliance costs.

The Availability of Raw Materials in China

We will depend on certain suppliers for raw materials utilized in the production of health food, and any significant delay in our ability to obtain these raw materials from our suppliers could cause harm to our business.  Our current dependence on a few suppliers exposes us to certain risks, including shortages of manufacturing capacity, reduced control over delivery schedules, quality assurance, production yield and costs.  Any significant delay in our ability to obtain adequate quantities of the raw materials from our current or alternative suppliers could cause our business, financial condition and results of operations to suffer.

Bamboo leaf flavones is an important active component of bamboo leaves. Anji ,in northwestern Zhejiang Province, is synonymous with bamboo, containing as it does 1,000,000 mu (one mu= 666.7 square meters) of bamboo groves. We believe that adequate bamboo leaves will be available to support Bamboo leaf flavones during the foreseeable future.

Tea is the main raw material of fiber diet beverage. Anji is also one of the provincial tea home, has the tea plantation of 45,000 hectares, which produces more than 3,300 ton tea annually. It is rich in tea raw material and will be able to easily accommodate the proposed manufacturing plant’s needs

On June 10, 2008 we entered into an agreement with Hongchang Biotech Co., Ltd. of Lianyungang City (the “Hongchang Biotech Co., Ltd.”), a Chinese business, for supplies of high fructose syrup to be used in the manufacturing plant the Venture is constructing in Anji District. The terms of the agreement provide that Hongchang Biotech Co., Ltd. will supply the Venture 750 kilogrammes of high fructose syrup at the price of $0.52 per kilo.The Venture and the Hongchang Biotech Co., Ltd. will periodically need to sign formal purchase contracts for additional needed purchases of high fructose syrup at then-prevailing market prices.
.
On June 10, 2008 we entered into an agreement with Mengzhou Tailijie Co., Ltd., a Chinese business, for supplies of polydextrose to be used in the manufacturing plant the Venture is constructing in Anji District. The terms of the agreement provide that the Mengzhou Tailijie Co., Ltd., will supply the Venture 1,000 kilogrammes of polydextrose at the price of $2.60 per kilo. The Venture and the Mengzhou Tailijie Co., Ltd. will periodically need to sign formal purchase contracts for additional needed purchases of high fructose syrup at then-prevailing market prices.

On June 10, 2008 we entered into an agreement with Beijing Wede Biologicals Co., Ltd., a Chinese business, for supplies of Wedin, the artichoke inulin Wedin-P90 to be used in the manufacturing plant the Venture is constructing in Anji District. The terms of the agreement provide that the Beijing Wede Biologicals Co., Ltd., will supply the Venture 2, 000 kilogrammes of artichoke inulin Wedin-P90 at the price of $4.33 per kilo. The Venture and the Beijing Wede Biologicals Co., Ltd., will periodically need to sign formal purchase contracts for additional needed purchases of high fructose syrup at then-prevailing market prices.

These agreements will be assigned to the Venture by us upon the Venture’s official formation.

The venture plans to plant 120,000 square meters of roses in another location in Anji in October 2008, to meet most of our needs for rose used as the raw material of our rose essence and vitamin products. The venture can also buy from Yunnan province or Pingyin County in Shandong province which is the two main bases of rose supply in China.

Distribution

We intend to outsource all marketing by entering into agreements with third-party distributors with established companies to market, sell and distribute our products. As of the date hereof, we have not entered into any contracts with distributors for the sale of our products, and we have not yet commenced actively negotiating such contracts. It is our intention, however, to commence such negotiations in time to secure competent sales and distribution representation for the Venture, both locally and throughout China, when our diet tea beverage production commences in early 2009. If we are unable to secure the services of third party distributors or if any of the entities that we contract with breaches or terminates our distribution contracts or is unable to provide any of the services contracted for, we will use directly market our products.

Environmental Compliance

The Venture will have continuing obligations to comply with environmental laws and regulations. Although it is difficult to accurately determine the costs of such compliance, the Venture expects to spend amounts equal to three percent of annual revenues in complying with such laws and regulations. These amounts may change over time to reflect new regulations and technologies.

Intellectual Property

We have no intellectual property.

The Venture’s Competitive Position

Competition in the biopharmaceutical health foods industry is intense. In the market for the production of biopharmaceutical health food products, there are many competitors, some of which are significantly larger, have access to much more important resources or capital than us, or have established reputations among potential customers. We will face formidable competition in every aspect of our business, and particularly from companies that are seeking to develop large-scale biopharmaceutical health foods plants. We will face competitive challenges from larger facilities and organizations that produce a wider range and larger quantity of products than we can, and from other plants similar to our proposed biopharmaceutical health foods plant .Our biopharmaceutical plant will be in direct competition with other biopharmaceutical health foods producers, many of which have more experience and greater resources than we do. Some of these producers are, among other things, capable of producing a significantly greater amount of health food products and will compete with us for raw materials and product markets. Nationally, the biopharmaceutical health foods industry may become more competitive given the substantial amount of construction and expansion that is occurring in the industry. We also compete with biopharmaceutical health food products that are produced or processed in certain countries outside of China.

We intend to compete by adopts world-class production techniques utilizing high-quality equipments, and following strictly with the Chinese GMP standards. Our packaging is designed with a human-oriented character, with packaging of the product is unique and delicate, designed to make the product appear attractive and valuable. In addition, management has a combined more than 15 years of experience in the competitive market of food and medicine industry.

Some of the entities producing substantial amounts of health food products in China include: Amway (China), Shanghai Gold partner Biotech Co., Ltd. and Sino-American Shanghai Squibb Pharmaceuticals Ltd. Some of the entities producing substantial amounts of health food outside China include: Wyeth, Novartis. We will be a small player in the market compared to these competitors.

Legal System of the People’s Republic of China

China's legal system is based on written statutes and their interpretation by the Supreme People's Court. Prior court decisions may be cited for reference but have limited value as precedents. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. In addition, as the Chinese legal system develops, we cannot assure that changes in such laws and regulations, and their interpretation or their enforcement will not have a material adverse affect on our business operations.

Employees

As of the date hereof, the Venture has ten employees in China, and three (3) officers, Mrs. Qinghua Hu, Mr. Zhixiao Chen, Mr. Shanjing Yao. The Venture does not have employment agreements with these officers or other employees.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this registration statement. This registration statement contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Certain statements contained in this discussion, including, without limitation, statements containing the words "believes", "anticipates," "expects" and the like, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained herein to reflect future events or developments.

Overview

We will manufacture and sell biopharmaceutical health foods and related products through, Zhejiang Baitai Bioengineering Corp., our Joint Venture in China with Anji Meibodeng Ciji Real Estate Corp. We are a 90% partner in the Joint Venture.

The Venture intends to become a significant biopharmaceutical manufacturer serving the needs of China’s rapidly expanding personal health food market. To do so it will apply existing technology within a planned network of manufacturing plants that benefit from the Venture’s established and maturing relationships with both regional governments and entities engaged in the production of raw materials suitable for use in the production of health food products.

We intend to manufacture and sell the following types of products:

•	Fiber diet tea beverage product formulated to help accelerate metabolism and promote the burning of fat as well as regularity
•	Bamboo leaf flavones, a natural compound made of bamboo, a natural antioxidant.
•
Rose essence including oral rose essence and rose essence capsule. Rose essence is non-toxic, non-flammable, alcohol free, biodegradable & environmentally friendly. It is formulated to help blood circulation, promote metabolism and balance female hormones.

•	Vitamins made from rose oil designed to promote the human body's normal metabolism.

Development Stage Expenditures

Development stage expenditures during the fiscal year ended June 30, 2008 were $53,431, which consisted primarily of selling, general and administrative expenses related to our formation and legal, accounting and other fees related to our formation and this offering.

Financial Condition, Liquidity and Capital Resources

Our principal capital resources have been acquired through the sale of shares of our common stock and a loan of $450,000 from Zhejiang Niusule Biotech Corp., a Chinese entity whose major shareholder is our CEO of the Company. The debt is due on May 26, 2011 and bears interest at a rate of 8% per annum.

At June 30, 2008, we had total assets of $693,716 consisting of cash.

At June 30, 2008, our total liabilities were $466,266, consisting of related party payable represents reimbursable expenses incurred and paid by Zhejiang Niusule Biotech Corp., for the balance of $8,064, the $450,000 from the loan described above and $8,202 of other accrued liabilities as of June 30, 2008.

Plan of Operations

Cash Requirements

We entered into a joint venture named Zhejiang Baitai Bioengineering Corp. (the "Venture") to manufacture biopharmaceutical products in the People's Republic of China. We own approximately 90% of the Venture.  Anji Meibodeng Ciji Real Estate Corp. owns 10% of the Venture.  All the activities of the Venture will be carried on in accordance with the laws, decrees, rules and regulations of the Peoples’ Republic of China. The Venture will take the form of a limited liability company. The Venture will have a term of ten years commencing the date on which the business license of the Venture is issued. At the end of this ten year term, upon the unanimous vote of the Venture’s Board, the Venture may apply for an extension. Should such a vote not be made, the Venture will be liquidated. At the liquidation of the Venture, the properties of the Venture will be distributed in proportion to the respective investment of each party.

Each party to the Venture will be liable for the Venture’s debts only to the extent of its registered capital. The profits of the Venture will be shared by the parties in proportion to their respective contributions to the total registered capital of the Venture, which as of the date of this Prospectus were as follows:

Initially, the total investment in the Venture was set at $1,443,188.87 USD, as registered capital. Registered capital constitutes a form of shareholder equity required to form the Venture, and which investors, like us, will be unable to withdraw under ordinary circumstances during the lifetime of the Venture. This amount was divided between the two parties as follows:

Anji Meibodeng Ciji Real Estate Corp	$144,318.89	10%

Niusule Biotech Corp	RMB $1,298,869.98	90%

Our responsibilities of within the Venture are:

•
To assist Anji Meibodeng Ciji Real Estate Corp. to handle applications for approval, registration , business license and other matters concerning the establishment of the Joint Venture Company from relevant Chinese departments in charge;

•	To assist Anji Meibodeng Ciji Real Estate Corp. to go through applications procedures at the department in charge of land to obtain the right to the use of land;
•	To assist Anji Meibodeng Ciji Real Estate Corp. to organize the design and construction of the factory premises and other engineering facilities of the Joint Venture Company;
•	To provide the financial contribution in accordance with the above;
•	To assist Anji Meibodeng Ciji Real Estate Corp. in going through import customs declaration procedures for the machinery and equipment .
•	To assist the Joint Venture Company in purchasing fixed assets within the Chinese territory.
•	To assist the Joint Venture Company in coordinating and ascertaining the infrastructural facilities such as water, electricity, transportation , etc;
•	To assist the Joint Venture Company in recruiting local Chinese operation and management personnel, technical personnel, workers and other personnel required;
•	To assist Anji Meibodeng Ciji Real Estate Corp. for the production of the whole the Joint Venture Company and to assist the necessary technology and advanced management.
•	To handle matters entrusted by the Joint Venture Company relating to the selection and purchase of machinery and equipment outside China.
•	To provide assistance to the Joint Venture Company for installing, testing and trial production etc. of the imported equipments.
•	To train the technical personnel, management personnel and workers of the Joint Venture Company
•	To manage the finance and movements of funds.
•	To be responsible for introducing advanced products and technology into the Joint Venture Company.

The Venture is governed by a Board of Directors consisting of three members, one of which is appointed by Anji Meibodeng Ciji Real Estate Corp, one by Niusule Biotech Corp. The Chairman and Vice-Chairman of the Board are appointed by the Venture’s Board and have a term of office of four years, which term may be renewed. Resolutions of the Venture’s Board are adopted or rejected upon a majority vote. The operation and management of the Venture are overseen by a General Manager nominated by Anji Meibodeng Ciji Real Estate Corp for a period of four years. The General Manager’s duties and responsibilities consist of carrying out the various resolutions of the Venture’s Board of Directors and to organize and manage the daily operations of the Venture. The General Manager has the authority to delegate duties to subordinates; however, he retains overall operating responsibility. The General Manager of the Venture reports directly to the Venture’s C.E.O., Mr. Zhixiao Chen.

Mr. Zhixiao Chen, our C.E.O., spends 75% of his time on the Anji project overseeing and supervising the Venture’s operations and maintains daily contact with the Venture’s General Manager. The Venture has hired a bilingual accountant who reports to the C.F.O of the Venture. This hiring was accomplished under the supervision of the Venture’s management.

The Venture’s management, including its C.E.O. and C.F.O., operate within the framework of an approved budget and receive weekly reports of cash disbursements that are evaluated within such budgetary framework. Expenses of the Venture in excess of $4,000 require pre-disbursement authorization by the Venture’s management.

The Venture intends to initially construct and operate a biopharmaceutical health foods plant with annual capacity of 10 million kg. fiber diet drinks, 1000 kg. rose essence, 4 million kg. rose water, 4 million kg. rose sediments, and 50,000 kg. bamboo leaf flavones. To commence the production of health food and medicine, the Venture anticipates that it will require $28,999,600 for all costs including construction, plant ramp-up, associated initial production costs and working capital. The Venture plans to expend approximately $4,285,500 on purchasing land use permits, $ 12,924, 100 on engineering and construction ,$1,000,000 for a steam plant, $1,250,000 for a recycling water station, $400,000 for wastewater treatment station, $2,850,000 for office building and warehouse, $629,0000 for working capital and other expenses. To date, the Venture has spent $900,000 in planned expenditures on preparatory work. We anticipate that we will need to raise an additional $25,000,000 to complete the Biopharmaceutical plant and commence production.

Off-the-shelf technology and turn-key plant construction designs are readily available from various companies which have engaged in biopharmaceutical plant construction throughout the world, including Parson Brinckerhoff Corp. of U.S. and Mott Macdonald Group of U.K., should the Venture choose not to use technology now available to it in China.

The major pieces of production equipment the Venture needs to acquire are as follows:

Major pieces of production equipment for Fiber diet tea beverage product
Name	Description
Soaking Tank	Steeping tea leaves in water, and extract tea original solution from tea
Material-compound Tank	Add ingredients in the tea original solution for flavoring
Sealing Machine for Quick-opening Can	Top seal
Filling Machine for Plastic Bottles	Filling the PET bottles with drinks and seal.
Filling Machine for Aseptic Packaging	Filling the Aseptic Packaging with drinks and seal.
Rotating Cage Sterilization	Sterilization for the sealed beverage.
Major piece of production equipment for Rose Essence Capsule
Cylinder Type Soft Capsule Encapsulating Machine	Shaping of Soft Capsule
Major piece of production equipment for Rose Essential Oil
Extraction pot for Essential Oil of Aromatic Plant	Extract rose essential oil
Major piece of general production equipment
Gas Steam Boiler	Extract steam

The development timeline of the initial Anji plant is expected to be approximately twelve to thirty-six months from ground-breaking to production, with an additional twelve months to achieve the full design annual production rates described above. The Venture will require approximately 50 employees prior to commencing production. At full capacity the plant is expected to employ a total of between 200 production and administrative employees. At the present time, the Venture has ten employees in China. When operating at the 18,064,600 kgs level the plant is expected to expend approximately $5,000,000 to $18,000,000 million in raw material costs and operating expenses, including approximately $1,000,000 in annual compliance costs.

We intend to provide funding for construction, working capital, hiring and initial research and development, if any, through a combination of the private placement of its equity securities, the public sales of its equity securities and limited borrowing from banks located in Eastern China. We have no agreement, commitment or understanding to secure any such funding.

As of the date of this Prospectus, we have sufficient funds to maintain minimal operations.

There is uncertainty regarding our ability to construct and commence operations of our manufacturing plan without additional financing.  We have a history of operating losses, limited funds and no agreements, commitments or understandings to secure additional financing. Management's plan for our continued existence includes selling additional stock through private placements and borrowing additional funds to pay for construction of our plant until we commence production and sales. Our future success of is dependent upon our ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that we will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds. Our inability to obtain additional cash could have a material adverse affect on our financial position, results of operations and its ability to continue in existence.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We have the following office space.

•	Address: Room 1301-2 Central Bldg., #271 S. Hushu Rd., Hangzhou, China 310005
•	Number of Square Feet: 2721.87
•	Name of Landlord: Mr Jianping Lu
•	Term of Lease: From May 1, 2008 to December 12, 2010
•	Monthly Rental: $1900

The property is adequate for current needs.

Except for our planned manufacturing plant, we do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

A significant part of our principal capital resources have been acquired through a loan of $450,000 from Zhejiang Niusule Biotech Corp., a Chinese entity whose major shareholder is our CEO of the Company. The debt is due on May 26, 2011 and bears interest at a rate of 8% per annum. The accrued interest expense to the notes payable to related party is $3,452 as of June 30, 2008.

At June 30, 2008, we also had a related party payable of $8,064 that represents reimbursable expenses incurred and paid by Zhejiang Niusule Biotech Corp.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, promoter, beneficial owner of five percent or more of our shares, or family members of such persons since our inception.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

We anticipate that our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse, is considered an accredited investor.

In addition, under the penny stock regulations, the broker-dealer is required to:

•	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and

•	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of Common Stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this Prospectus, no filing has been made. Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for the NASD to issue a trading symbol and allow sales of our Common Stock under Rule 144.

Holders

As of the date of this registration statement, we had approximately 43 shareholders of record of our Common Stock.

Dividends

We have not declared any cash dividends on our Common Stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

EXECUTIVE COMPENSATION

No member of management received any compensation at June 30, 2008.

Compensation Agreements

We have the following oral compensation agreements.

•	Mrs. Qinghua Hu, Chairman of the Board $36,000.00/per year
•	Mr. Zhixiao Chen, CEO $36,000.00/per year
•	Mr. Shanjing Yao, CTO $36,000.00/per year

Board of Directors

Members of our Board of Directors do not receive compensation for their services as Directors.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Niusule Biotech Corporation
(a Development Stage Company)
Carson City, NV

We have audited the accompanying balance sheet of Niusule Biotech Corporation (a development stage company) as of June 30, 2008, and the related statements of operations, shareholders' equity, and cash flows for the period from April 8, 2008 (inception) to June 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Niusule Biotech Corporation as of June 30, 2008, and the results of its operations and its cash flows for the period from April 8, 2008 (inception) to June 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONE & BAILEY, PC

www.malone-bailey.com
Houston, Texas

July 11, 2008

NIUSULE BIOTECH CORPORATION
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
As of June 30, 2008

ASSETS
Current Assets
Cash	$693,716
Total Current Assets	693,716

Property and equipment, net of accumulated depreciation	1,145

TOTAL ASSETS	$694,861

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accrued liabilities	$8,202
Accounts payable - Related parties	8,064
Total Current Liabilities	16,266
Long Term Liabilities
Notes payable - Related Party	450,000

Total Liabilities	466,266

Commitments and contingencies	-

Stockholders' Equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized,
none issued	-
Common stock, $0.001 par value; 100,000,000
shares authorized; 50,944,000 shares issued and outstanding	50,944
Paid-in capital	232,601
Accumulated deficit during the development stage	(54,950)
Total Stockholders' Equity	228,595

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$694,861

The accompanying notes are an integral part of these financial statements

NIUSULE BIOTECH CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF OPERATIONS
For the Period from Inception April 8, 2008 to June 30, 2008

Sales	$-

Cost of Sale	-
Gross Profit	-

Selling, General and Administrative Expenses	53,431

Operating Loss	(53,431)

Other Income (Expenses)
Interest Expense	(3,452)
Interest income	1,933
Total Other Income (Expense)	(1,519)

Net Loss before Income Taxes	(54,950)
Provision for Income Taxes	-
Net Loss	$(54,950)

Net Loss Per Share-Basic and Diluted	$(0.00)

Weighted Average Number of Shares	37,665,831

The accompanying notes are an integral part of these financial statements

NIUSULE BIOTECH CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period from Inception April 8, 2008 to June 30, 2008

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid in Capital	Deficit	Total

Balance at April 8, 2008 (Inception)	-	$-	$-	$-	$-
Issuance of Common Stock for cash	50,844,000	50,844	207,701	-	258,545
Issuance of Common Stock for services	100,000	100	24,900	-	25,000
Net loss for the period ended
June 30, 2008				(54,950)	(54,950)
Balance at June 30, 2008	50,944,000	$50,944	$232,601	$(54,950)	$228,595

The accompanying notes are an integral part of these financial statements

NIUSULE BIOTECH CORPORATION
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF CASH FLOWS
For the Period from Inception April 8, 2008 to June 30, 2008

Cash Flow from Operating Activities:
Net loss	$(54,950)
Adjustment to reconcile net loss to
net cash used by operating activities:
Issuance of stock for services	25,000
Increase in:
Accrued Liabilities:	8,202
Related Party Payable:	8,064
Net Cash Used by Operating Activities	(13,684)

Cash Flow from Investing Activities:
Purchase of property and equipment	(1,145)
Net Cash Used by Investing Activities	(1,145)

Cash Flow from Financing Activities:
Proceeds from sale of stock	258,545
Borrowing from the Related Party	450,000
Net Cash Provided by Financing Activities	708,545

Net Increase in Cash	693,716

Cash Balance at Beginning of Period	-

Cash Balance at End of Period	$693,716

Supplemental Disclosures:
Interest Paid	$-
Taxes Paid	$-

The accompanying notes are an integral part of these financial statements

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Niusule Biotech Corporation was incorporated in Nevada on April 8, 2008. Niusule is currently in the process of capital formation and is considered as a development stage company as defined under Financial Accounting Standards Board Statement No.7.

Use of estimates: The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that directly affect the results of reported assets, liabilities, revenue, and expenses. Actual results may differ from these estimates.

Cash Equivalents: For purposes of the statements of cash flows, Niusule considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Concentration of Cash: Niusule places its cash and cash equivalents with high quality financial institutions. At times, cash balances may be in excess of the FDIC insurance limits. Management considers the risk to be minimal.

Net Income Per Share: Basic net income per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share does not differ from basic net income per share as the Company did not have any potentially dilutive instruments outstanding during the reporting period.

New Accounting Pronouncements:
Niusule does not believe newly issued accounting pronouncements will have any material impact on its financial statements.

NOTE 2 - RELATED PARTY PAYABLE

Related party payable represents reimbursable expenses incurred and paid by a shareholder, and the balance is $8,064 as of June 30, 2008.

NOTE 3 - NOTE PAYABLE - RELATED PARTY

Niusule borrowed $450,000 from a Chinese entity whose major shareholder is the CEO of Niusule. The debt is due on May 26, 2011 and bears interest at a rate of 8% per annum.

NOTE 4 - INCOME TAXES

Niusule uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During 2008, Niusule incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved.

NOTE 5 - EQUITY

During 2008, Niusule sold 50,000,000 shares of common stock to its officers and directors at the par value of $0.001 per share. As of June 30, 2008, Niusule sold 844,000 shares of common stock for the total proceeds of $208,545 and issued 100,000 shares of common stock for legal services valued at $25,000.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
NIUSULE BIOTECH CORP.
Dated ____________, 2008

Selling shareholders are offering up to 844,000 shares of common stock. The selling shareholders will offer their shares at $1.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until ___________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEMS	AMOUNT

SEC Registration Fee*	$25
Legal Fees and Expenses	30,000
Accounting Fees and Expenses*	20,000

Total*	$50,025

* Estimated Figure

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation provide that no director or officer shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

RECENT SALES OF UNREGISTERED SECURITIES.

On May 7, 2008, our formation, we received $50,000 and sold 42,500,000 shares of common stock to Zhejiang Niusule Biotech Corp. of which Mrs. Qinghua Hu is principal and 7,500,000 shares of common stock to Mr. Khengchew Tsang for their agreement to provide a distributorship agreement to the Corporation and their agreement to loan the Corporation up to $450,000 to cover initial expenses of the Corporation. We valued these shares at par value of $0.001 per share.

As of June 30, 2008, Niusule issued 100,000 shares to Michael T. Williams of Williams Law Group, P.A. for legal services valued $25,000.

As of June 30, 2008, Niusule sold 844,000 shares to 40 non U.S. shareholders for the total proceeds of $208,545.

We relied upon Section 4(2) of the Securities Act of 1933, as amended for the above issuances to US citizens or residents.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.
•	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

We relied upon Regulation S of the Securities Act of 1933, as amended for the above issuances to non US citizens or residents.

We believed that Regulation S was available because:

•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	We placed Regulation S required restrictive legends on all certificates issued;
•	No offers or sales of stock under the Regulation S offering were made to persons in the United States;
•	No direct selling efforts of the Regulation S offering were made in the United States.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS.

Item 2

Joint Venture Agreement

Item 3

1.	Articles of Incorporation of Niusule Biotech Corp.

2.	Amendment to Articles of Incorporation

3.	Bylaws of Niusule Biotech Corp.

Item 4

1.	Form of common stock Certificate of the Zhejiang Niusule Biotech Technology Co., Ltd.(1)

Item 5

1.	Legal Opinion of Williams Law Group, P.A.

Item 10

1	$450,000 Loan Note
2	Sales Contract
3	Sales Contract
4	Sales Contract

Item 23

1	Consent of Malone & Bailey, P.C.
2	Consent of Williams Law Group, P.A. (included in Exhibit 5.1)

All other Exhibits called for by Rule 601 of Regulation SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES.

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Hangzhou on July 17, 2008.

Niusule Biotech Corp.

Title	Name	Date	Signature
Principal Executive Officer	Zhixiao Chen	July 17, 2008	/s/ Zhixiao Chen

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE
/s/ Qinghua Hu	Qinghua Hu	Chairman of the Board	July 17, 2008
/s/ Zhixiao Chen	Zhixiao Chen	CEO	July 17, 2008
/s/ Mingfeng Jiang	Mingfeng Jiang	Director	July 17, 2008
/s/ Shanjing Yao	Shanjing Yao	CTO, Director	July 17, 2008